Exhibit 2.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Canadian Solar Inc. (“we,” “us,” “our company,” or “our”) has the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of each class registered as of the end of the period covered by the annual report	Trading symbol	Name of each exchange on which registered
Common shares with no par value	CSIQ	Nasdaq Global Select Market

This exhibit contains a description of the rights of the holders of our common shares. The following summary is subject to and qualified in its entirety by our articles of continuance, as amended from time to time, (the “articles”), bylaws as effective from time to time, and by applicable Canadian law, particularly the Canada Business Corporations Act (the “CBCA”). This is not a summary of all the significant provisions of the articles, bylaws or of Canadian law and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F to which this description of securities registered under section 12 of the Exchange Act is an exhibit.

Item 9. General

Item 9.A.3 Pre-emptive rights

Our common shares do not contain any pre-emptive purchase rights to any of our securities.

Item 9.A.5 Type and class of securities

Our class of common shares are registered with the U.S. Securities and Exchange Commission. We may issue an unlimited number of common shares, without par value. Other than under applicable securities laws, there are no restrictions on the transferability of common shares.

Item 9.A.6 Limitations or qualifications

Not applicable.

Item 9.A.7 Rights of other types of securities

Our board of directors has the authority, without approval from the shareholders, to issue an unlimited number of preferred shares in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred shares

Item 10.B Memorandum and articles of association

Item 10.B.3 Shareholder rights

Dividends

Holders of our common shares are entitled to receive, from funds legally available therefor, dividends when and as declared by the board of directors, subject to any prior rights of the holders of our preferred shares if issued. The CBCA restricts the directors’ ability to declare, and our ability to pay, dividends by requiring that certain solvency tests be satisfied at the time of such declaration and payment.

Voting rights

Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote.

Liquidation

With respect to a distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets for the purposes of winding up our affairs, assets available for distribution among the holders of common shares shall be distributed among the holders of the common shares on a pro rata basis, subject to any prior rights of the holders of our preferred shares if issued.

There are no provisions in our articles discriminating against any existing or prospective shareholder as a result of such shareholder owning a substantial number of our common shares. Our common shares are not subject to liability to further capital calls by our company. Also, no provisions or rights exist in our articles regarding our common shares in connection with exchange, redemption, retraction, purchase for cancellation, surrender or sinking or purchase funds.

Item 10.B.4 Changes to shareholder rights

All or any of the rights attached to our common shares, or any other class of shares duly authorized may, subject to the provisions of the CBCA, be varied either with the unanimous written consent of the holders of the issued shares of that class or by a special resolution passed at a meeting of the holders of the shares of that class. A “special resolution” means a resolution passed by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution at a meeting at which a quorum is present.

Item 10.B.6 Limitations on shareholder rights

There are no limitations under the laws of Canada or in the organizational documents of our company on the rights of shareholders who are not residents of Canada to hold and vote common shares.

Other Canadian law considerations with respect to ownership and exchange controls

Competition Act

Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition, or the Commissioner. Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in us, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Investment Canada Act

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada, through the Minister of Innovation, Science and Economic

Development (the “Minister”),  of an investment to establish a new Canadian business by a non-Canadian or of the acquisition by a non-Canadian of “control” of a “Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for advance review and approval will be higher in monetary terms for a member of the World Trade Organization. The Investment Canada Act generally prohibits the implementation of such a reviewable transaction unless, after review, the Minister is satisfied that the investment is likely to be of net benefit to Canada. The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions. The acquisition of a majority of the voting shares of a corporation is deemed to be acquisition of control of that corporation. The acquisition of less than a majority but one-third or more of the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation.

In addition, under the Investment Canada Act, “national security” review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada, with the relevant test being whether such an investment by a non-Canadian could be “injurious to national security.” The Minister has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to “national security” review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis. If the Minister, after consultation with the Minister of Public Safety and Emergency Preparedness and the investor, consider the investment could be injurious to “national security”, the Minister refers the matter to the Governor in Council.  Following its review, if the Governor in Council determines the investment could be injurious to “national security”, the Governor in Council may takes any measures in respect of the investment that it considers advisable to protect national security, including denying the investment, asking for undertakings, imposing terms or conditions for the investment, or ordering divestiture (if the investment has been completed). Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find our company and our common shares less attractive because we are governed by foreign laws.

Item 10.B.7 Change in control

There are no provisions in our articles or in the CBCA that would have an effect of delaying, deferring or preventing a change in control of our company which would operate with respect to a merger, acquisition or corporate restructuring involving our company or any of our subsidiaries. Please see Item 9.A.7 regarding the preferred shares issuable in series.

Item 10.B.8 Ownership disclosure threshold for our common shares

Our articles do not have any specific threshold requiring disclosure of ownership by holders of our common shares. In addition, the CBCA and securities regulation in Canada requires that we disclose in our proxy information circular for our annual general meeting and certain other disclosure documents filed by us under such regulation, holders who beneficially own more than 10% of our issued and outstanding common shares.

Item 10.B.9 Differences in the law

See Items 10.B.3, 10.B.4, 10.B.6, 10.B.7, 10.B.8 above.

Item 10.B.10 Changes in capital

The requirements imposed by the articles governing changes in capital are not more stringent than is required by law.

Item 12. Description of securities other than equity securities

Item 12.A Debt securities

Not applicable.

Item 12.B Warrants and rights

Not applicable.

Item 12.C Other securities

Not applicable.

Item 12.D.1 and 12.D.2 Description of American Depositary Shares

Not applicable.

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